UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive

West Point, Georgia 31833

(Address of principal executive offices)

Registrant’s telephone number, including area code: (706) 385-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2004, ITC^DeltaCom, Inc. (“ITC^DeltaCom”) entered into a definitive Termination Agreement, dated as of December 17, 2004 (the “FDN Termination Agreement”), among ITC^DeltaCom, a wholly owned subsidiary of ITC^DeltaCom, Florida Digital Network, Inc. (“FDN”) and certain stockholders of FDN (the “Principal FDN Stockholders”), Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”), and WCAS Capital Partners III, L.P. (“WCAS Capital Partners”), pursuant to which the foregoing parties (other than WCAS VIII and WCAS Capital Partners) agreed to terminate a definitive Agreement and Plan of Merger, dated as of September 8, 2004 (the “FDN Merger Agreement”), among ITC^DeltaCom, such wholly owned subsidiary of ITC^DeltaCom, FDN and the Principal FDN Stockholders. The FDN Merger Agreement provided for ITC^DeltaCom’s acquisition of FDN by merger of ITC^DeltaCom’s wholly owned subsidiary with and into FDN (the “FDN Merger”).

A copy of ITC^DeltaCom’s news release announcing the mutual termination of the FDN Merger Agreement pursuant to the FDN Termination Agreement is filed with this report as Exhibit 99 and is incorporated in its entirety in this Item 1.01 by reference.

The parties entered into the FDN Termination Agreement pursuant to a provision in the FDN Merger Agreement which provides that the FDN Merger Agreement may be terminated by mutual consent of all of the parties to that agreement. In approving the termination, ITC^DeltaCom’s board of directors considered that ITC^DeltaCom was unable to take certain proposed corporate actions in compliance with pre-closing operating restrictions in the merger agreement without FDN’s consent. Because FDN did not grant its consent to those actions, ITC^DeltaCom’s board of directors determined that the companies would be unable to complete the merger on the terms originally negotiated and approved by ITC^DeltaCom’s lenders.

The FDN Termination Agreement provides that, effective December 17, 2004, the parties to the FDN Merger Agreement have terminated that agreement, which from and after such date is void and of no effect. The FDN Termination Agreement further provides that, from and after such date and notwithstanding anything to the contrary contained in the FDN Merger Agreement, none of the parties to that agreement nor any of their respective subsidiaries, officers, directors, shareholders, employees, agents, representatives or affiliates, nor any other person, will have any liability or obligation under the FDN Merger Agreement. No termination penalties or fees are payable by any party to the FDN Merger Agreement.

The FDN Termination Agreement provides for a mutual release of each party by each of the other parties. In accordance with such release, each party, for itself and each of its parents, subsidiaries, predecessors, divisions, committees, shareholders, partners, affiliates, successors and assigns and their respective present and former officers, directors, shareholders, partners, agents, employees, representatives and affiliates, unconditionally releases and forever discharges (a) each other party and (b) each of such other party’s parents, subsidiaries, predecessors, divisions, committees, shareholders, partners, affiliates, successors and assigns and their respective present and former officers, directors, shareholders, partners, agents, employees, representatives and affiliates of and from all actions, causes of action, claims and demands, known or unknown, matured or unmatured, contingent or fixed, which each ever had, has as of the date of the FDN Termination Agreement or thereafter can, shall, or may have for, upon, or by reason of any matter, cause or thing whatsoever relating to or arising out of or in any way related to the FDN Merger Agreement.

The FDN Termination Agreement contains “standstill provisions” that generally prohibit FDN and the Principal FDN Stockholders and their controlled affiliates, for a period of six months following the date of the agreement, from, among other specified actions, (a) acquiring or agreeing, offering, seeking or proposing to acquire, or causing to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or direct or indirect rights or options to acquire any voting securities of ITC^DeltaCom or any subsidiary thereof, or of any successor to or person in control of ITC^DeltaCom, any of the assets or businesses of ITC^DeltaCom or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of ITC^DeltaCom or any rights or options to acquire (other than those currently owned) such ownership (including from a third party), (b) seeking or proposing to influence or control the management or policies of ITC^DeltaCom or to obtain representation on the Board of Directors of ITC^DeltaCom, or soliciting, or participating in the solicitation of, any proxies or consents with respect to any securities of ITC^DeltaCom, or making any public announcement with respect to any of the foregoing or requesting permission to do any of the foregoing, (c) making any public announcement with respect to, or submitting a proposal for, or offer of (with or without conditions) any extraordinary transaction involving ITC^DeltaCom or its securities or assets, (d) entering into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise forming, joining or participating in any way in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act) in connection with any of the foregoing, (e) seeking or requesting permission or participate in any effort to do any of the foregoing or making or seeking permission to make any public announcement with respect to the foregoing, or (f) requesting ITC^DeltaCom or any other party, directly or indirectly, to amend or waive any provision of this covenant.

ITC^DeltaCom, WCAS VIII and WCAS Capital Partners have agreed in the FDN Termination Agreement to comply with substantially identical “standstill” provisions with respect to actions by them or their controlled affiliates relating to FDN and FDN’s subsidiaries.

Before entering into the FDN Merger Agreement, FDN purchased communications services from ITC^DeltaCom’s operating subsidiaries in the ordinary course of business. WCAS VIII and WCAS Capital Partners together have the right to vote shares of common stock and Series B preferred stock of ITC^DeltaCom which collectively represent a majority of the votes represented by all outstanding shares of ITC^DeltaCom’s capital stock. WCAS VIII and WCAS Capital Partners each currently have the right to designate one person for nomination for election to ITC^DeltaCom’s Board of Directors.

A copy of the FDN Termination Agreement is filed with this report as Exhibit 10. The FDN Termination Agreement is incorporated in its entirety in this Item 1.01 by reference, and the foregoing description of the FDN Termination Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the FDN Termination Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this report is incorporated in its entirety in this Item 1.02 by reference.

As described in Item 1.01 of this report, the FDN Merger Agreement was terminated effective as of December 17, 2004 pursuant to, and effective upon the effectiveness on that date of, the FDN Termination Agreement. As a result of the termination of the FDN Merger Agreement, ITC^DeltaCom estimates that it will recognize as expense approximately $3.0 million of merger-related costs, consisting primarily of financial advisory, legal and accounting fees, in the three months ending December 31, 2004. Such costs relate both to the FDN Merger and to ITC^DeltaCom’s proposed merger with NT Corporation, which, as discussed in Item 8.01 of this report, will not be consummated. ITC^DeltaCom will not realize anticipated operating and financial benefits of the FDN Merger, including the enhanced financial condition ITC^DeltaCom had expected to result after the combination from FDN’s existing cash resources and ability to generate significant operating cash flows.

As a result of the termination of the FDN Merger Agreement, and without any action by the parties thereto, there also terminated, effective on December 17, 2004, the Voting Agreement, dated as of September 8, 2004, to which ITC^DeltaCom was a party and pursuant to which WCAS VIII and WCAS Capital Partners agreed with FDN to vote their shares of ITC^DeltaCom capital stock in favor of the issuance by ITC^DeltaCom of its common stock in connection with the FDN Merger and related matters.

The completion of the FDN Merger is a condition to the following agreements which ITC^DeltaCom entered into as of September 8, 2004 in connection with the FDN Merger Agreement. As a result of the termination of the FDN Merger Agreement, the transactions by ITC^DeltaCom or other events authorized or contemplated by such agreements will not occur.

ITC^DeltaCom and its subsidiaries signed amendments, dated as of September 8, 2004, to (a) ITC^DeltaCom’s senior credit agreement with the lenders named therein and Wells Fargo Bank, N.A, as administrative agent and collateral agent, and (b) ITC^DeltaCom’s junior credit agreement with the lenders named therein and General Electric Capital Corporation, as administrative agent and collateral agent. The lenders under these two credit agreements agreed in the amendments to modifications of terms of the agreements that, among other things, would have permitted FDN and its subsidiaries to be added as loan parties under the agreements following the FDN Merger closing. The amendments also would have modified a negative covenant to increase the minimum unrestricted cash level ITC^DeltaCom would have been required to maintain after the FDN Merger closing from $10 million to $15 million.

ITC^DeltaCom signed amendments, each dated as of September 8, 2004, to its existing registration rights agreements with (a) WCAS VIII and WCAS Capital Partners and their affiliates, associates and other related parties (collectively, the “WCAS securityholders”) and (b) certain holders of ITC^DeltaCom’s Series A preferred stock as of such date (the “Series A securityholders”). Such Series A securityholders included SCANA Communications Holdings, Inc., Campbell B. Lanier, III., The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership. Under these amendments, which would have become effective as of the date of completion of the FDN Merger, the WCAS securityholders and the Series A securityholders agreed to terms that, among other things, would have permitted ITC^DeltaCom to grant to certain FDN stockholders securities registration rights upon completion of the FDN Merger which are substantially identical to the registration rights to which the WCAS securityholders currently are entitled under their agreement with ITC^DeltaCom. Mr. Lanier, William B. Timmerman, who serves as Chairman, Chief Executive Officer and President of SCANA Corporation (the parent company of SCANA Communications Holdings), and Donald W. Burton, who is the general partner of The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership, served as directors of ITC^DeltaCom at the date of the agreement. As described in ITC^DeltaCom’s reports filed with the Securities and Exchange Commission, ITC^DeltaCom has business relationships with entities affiliated with Mr. Lanier and with SCANA Corporation and its subsidiaries.

ITC^DeltaCom signed an agreement, dated as of September 8, 2004, with SCANA Communications Holdings, Inc. and Campbell B. Lanier, III in which the foregoing Series A securityholders agreed, on or before the closing date of the FDN Merger, to approve an amendment to the certificate of designation of ITC^DeltaCom’s Series A preferred stock, which would have been effective prior to such closing date, to eliminate the right of the holders of the Series A preferred stock, voting as a separate class, exclusive of all other stockholders, to elect directors of ITC^DeltaCom. At the date of the agreement, the holders of the Series A preferred stock had the right, voting as a separate class, exclusive of all other stockholders, to elect two directors of ITC^DeltaCom.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 7, 2004, ITC^DeltaCom’s board of directors authorized a plan to reduce ITC^DeltaCom’s workforce by approximately 230 employees, or approximately 11% of the current workforce. The plan, which was communicated to employees on December 17, was adopted as a cost-reduction measure in response to ITC^DeltaCom’s recent operating and financial performance and revised expectations concerning the company’s future performance. The affected employee positions will be eliminated by March 31, 2005. Under the plan, ITC^DeltaCom expects to pay termination benefits, including severance payments and payments for accrued vacation, totaling approximately $1.5 million to $2.0 million during a salary continuation period commencing on the employment severance date and ending by March 31, 2005. ITC^DeltaCom expects to recognize the severance benefits as expense of approximately $1.2 million to $1.7 million in the three months ending December 31, 2004.

Item 8.01 Other Events.

As a result of its entry into the FDN Termination Agreement and the termination of the FDN Merger Agreement, as described in Items 1.01 and 1.02 of this report, ITC^DeltaCom will not proceed with its proposed acquisition by merger of NT Corporation pursuant to a definitive Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, a wholly owned subsidiary of ITC^DeltaCom, NT Corporation and certain stockholders of NT Corporation. A copy of ITC^DeltaCom’s news release announcing ITC^DeltaCom’s determination not to proceed with its proposed merger with NT Corporation is filed with this report as Exhibit 99 and is incorporated in its entirety in this Item 8.01 by reference.

9.01 Financial Statements and Exhibits.

(c) Exhibits. ITC^DeltaCom herewith files the exhibits listed below.

Exhibit Number	Description of Exhibit

10	Termination Agreement, dated as of December 17, 2004, among ITC^DeltaCom, Inc., Boatramp Co., Florida Digital Network, Inc., each of the stockholders of Florida Digital Network, Inc. identified on the signature pages thereto, and, solely for purposes of specified sections thereof, Welsh, Carson, Anderson & Stowe, VIII, L.P. and WCAS Capital Partners III, L.P.

99	News Release of ITC^DeltaCom, Inc., dated December 17, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2004	ITC^DELTACOM, INC.

/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory